Exhibit 10.3

UNITED THERAPEUTICS CORPORATION

SHARE TRACKING AWARDS PLAN

2011 SHARE TRACKING AWARDS PLAN

TERMS & CONDITIONS

(applicable to Awards granted to non-employees on or after March 15, 2011)

Introduction.  Share Tracking Awards (“Awards”) may be granted by United Therapeutics Corporation (the “Company”) under either the Company’s Share Tracking Awards Plan, adopted as of June 1, 2008 (the “2008 Plan”) or under the Company’s 2011 Share Tracking Awards Plan (the “2011 Plan”) following approval and adoption of the 2011 Plan by the Board of Directors of the Company (the “Board of Directors”) or any substantially similar plan adopted in the future by the Board of Directors.  The specific share tracking awards plan under which the particular Awards to which these Terms & Conditions relate is hereinafter referred to as the “Plan”.  Capitalized terms used but not defined herein shall have the meanings ascribed to those terms under the Plan.

1.               Non-Transferability.  This Award may not be transferred in any manner other than by will or the laws of descent and distribution, and once vested may be exercised prior to expiration only by the Participant.  If the Participant dies prior to exercising a vested Award, the Award may be exercised by the person or persons entitled to do so under Section 6 or Section 9.1 of the Plan.  The terms of this Award shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

2.               Vesting.

a.               Non-Directors.  Unless otherwise determined by the Administrator or as provided in an agreement between the Company and the Participant, if the Participant is not a member of the Company’s Board of Directors on the Grant Date, the Award shall partially vest in one-fourth increments on each of the first four anniversaries of the Grant Date (subject to the Participant continuing to be employed or otherwise providing services to the Company or a subsidiary through the applicable vesting date), and shall fully vest on the earliest to occur of the following, subject to the Participant continuing to be employed or otherwise providing services to the Company or a subsidiary through the applicable date:

(i)                                     the date of a Change of Control;

(ii)                                  the fourth anniversary of the Grant Date of the Award;

(iii)                               the date of the Participant’s death; or

(iv)          the date of the Participant’s Total Disability.

Unless otherwise determined by the Administrator, any Award that is not vested upon the date of the Participant ceases to be employed by or otherwise provide services to the Company or a subsidiary, and no payment shall be made with respect thereto.

b.              Members of the Board of Directors.  Unless otherwise determined by the Administrator, if the Participant is a non-employee member of the Board of Directors on the Grant Date, the Award will become fully vested on the one-year anniversary of the Grant Date of the Award, but only if the director attends at least 75% of the regularly scheduled meetings of the Board of Directors and any Committee of the Board of Directors of which such Participant is a member, from the date of grant until the date of the Company’s next annual meeting of shareholders.

3.               Form of Payment.  The Appreciation (as that term is defined in Section 2.2 of the Plan) shall generally be paid to the Participant by Company check in the next accounts payable cycle following the Exercise Date.

4.               Withholding.  As a condition to this Award, the Company will withhold in accordance with applicable law from any cash compensation payable to Participant any taxes required to be withheld by the Company under federal, state or local law as a result of Participant’s exercise of this Award.

5.               Special Exercise Rights.  Notwithstanding any other provision in the Plan or this Agreement to the contrary, upon a Change of Control of the Company (as defined in Section 2.6 of the Plan), the Participant’s death or Total Disability (as defined in Section 2.19 of the Plan), this Award shall become fully exercisable.  If so determined by the Compensation Committee of the Board of Directors, all or a portion of the Award shall be automatically exercised upon the occurrence of a Change of Control.

6.               Method of Exercise.

a.               If the Participant is a member of the Board of Directors on the Grant Date, then at any time prior to its expiration, this Award shall be exercised upon delivery to the Company of an executed Award Exercise Form (or via such means of exercise, including electronic means, as may be prescribed by the Administrator from time to time). This Award shall lapse and shall be without further force and effect if it remains unexercised by the Participant prior to the expiration date of the Award.

b.            If the Participant is not a member of the Board of Directors, then the following shall apply:

(i)            once vested, this Award may only be exercised by the Participant (A) at any time that Participant remains employed by, or is actively providing services to, the Company or its subsidiaries, or (B) for a period of ninety (90) days following the date the Participant ceases to be employed by or otherwise provide services to the Company or a subsidiary.

(ii)           This Award shall be exercised upon delivery to the Company of an executed Award Exercise Form (or via such means of exercise, including electronic means, as may be prescribed by the Administrator from time to time).  This Award shall lapse and shall be without further force and effect if it remains unexercised by the Participant ninety (90) days following the date the Participant ceases to be employed by or otherwise provide services to the Company or a subsidiary.

7.               Termination of Award.  Notwithstanding any provision of these Terms & Conditions or the Plan to the contrary (including Section 5.5 of the Plan), this Award shall expire and shall no longer be exercisable on the date of termination of the Participant’s services to the Company or removal from the Board of Directors, in either case for gross misconduct (which includes, without limitation, commission of a felony, misdemeanor or similar crime or offense, the Participant’s failure to follow lawful directions of the person to whom he or she reports, and such other circumstances as reasonably determined by the Administrator).

8.               Miscellaneous.  The Participant acknowledges receipt of a copy of the Plan, which is attached hereto, and Participant represents that he or she is familiar with the terms and provisions thereof.  The Participant hereby accepts this Award subject to all the terms and provisions of the Plan.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Compensation Committee of the Board of Directors, upon any questions arising under the Plan.  In the event of any conflict between the provisions of the Plan and these Terms & Conditions, the provisions of the Plan shall govern unless specifically modified or superseded by the relevant provisions of these Terms & Conditions.